Exhibit 99.02
IMMERSION CORPORATION
NOTICE OF GRANT OF RESTRICTED STOCK
The Participant has been granted an award of Restricted Shares of Common Stock (the “Award”) pursuant to the Immersion Corporation 2007 Equity Incentive Plan (the “Plan”), as follows:

Participant:	Employee ID:

Grant Date:

Number of Restricted	, subject to adjustment as provided by the Restricted Stock
Shares Awarded:	Agreement.

Type of Restricted Shares	Restricted Stock Bonus
Awarded

Fair Market Value per	$
Restricted Share

Total Fair Market Value	$
of Award

Purchase Price per	$
Restricted Share

Total Purchase Price for	$
all Restricted Shares

Vesting Commencement
Date

Vesting Schedule	[INSERT VESTING SCHEDULE]
By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Notice and by the provisions of the Plan and the Restricted Stock Agreement, both of which are made a part of this document. The Participant acknowledges that copies of the Plan, Restricted Stock Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice. The Participant represents that the Participant has read and is familiar with the provisions of the Plan and Restricted Stock Agreement, and hereby accepts the Award subject to all of their terms and conditions. If the Restricted Stock Purchase Agreement is not executed by the Participant within thirty (30) days of the Grant Date above, then this grant shall be void.

IMMERSION CORPORATION		PARTICIPANT

By:

Signature
Its:

Date
Address:	801 Fox Lane

	San Jose, California 95131	Address

ATTACHMENTS:	2007 Equity Incentive Plan, as amended to the Grant Date; Restricted Stock Agreement and Plan Prospectus